EXHIBIT 99.1

China Fire & Security Group Announces Fourth Quarter and Full Year 2010 Financial Results

BEIJING, March 16, 2011 (GLOBE NEWSWIRE) -- China Fire & Security Group, Inc. (Nasdaq:CFSG) ("China Fire" or "the Company"), a leading total solution provider of industrial fire protection systems in China, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2010.

2010 Highlights

  As of December 31, the Company had a backlog valued at $151.3 million;
  In February, CFSG signed a $92 million contract with Wuhan Iron and Steel;
  In July, the Company won a $10 million contract with China Nuclear Power;
  In the end of December, the Company received preliminary contract win notice of $8.2 million from Beijing Infrastructure Investment Co., the Company's first contract win in China's Subway industry; and,
  The Company also successfully enriched its product portfolio, including infrared and ultraviolet composite flame detectors, electric fire monitoring systems and high-pressure water mist fire-extinguishing systems.

Full Year 2010 Results

Revenues for 2010 decreased 1.5% to $80.0 million from $81.2 million for 2009. The decrease in revenues was primarily due to a decrease in the Company's revenues from system contracting projects; this was offset by an increase in the Company's product sales and sales from the Company's maintenance services during the period. The reduction in revenues from the Company's system contracting projects was mainly attributable to the slower execution of projects in the iron and steel industry, which has generally been under pressure during the period.

Gross margins for the year ended December 31, 2010 was 51.6%, which is lower than the gross margin of 58.0% for the year ended December 31, 2009. The decrease in the Company's overall gross margin was primarily attributable to the contract mix during the period.

Operating income was $17.5 million in 2010, as compared to $27.6 million in 2009, a decrease of $10.1 million, or negative 36.6%. The operating margin in 2010 was 21.9%, compared to 34.0% in 2009, as total operating expenses increased to $23.8 million in 2010, from $19.5 million in 2009. The higher operating expenses were mainly due to two factors. Firstly, the increase in sales-related activities in the iron and steel, power generation and petrochemical industries, as well as new industries such as nuclear power, transportation and international markets. And, secondly, the increase in non cash stock based compensations which amounted to $4.1 million during the period.

Net income was $15.4 million in 2010, compared to $24.4 million in 2009, representing a decrease of $9.0 million, or 36.9%. This decrease in net income was attributable to the decreases in both revenue and gross margin during the period. GAAP fully diluted EPS was $0.52 in 2010, compared to $0.86 in the prior year.

Fourth Quarter 2010 Results

For the fourth quarter of 2010, the Company's revenue was $11.4 million, as compared to $16.9 million during the same period in 2009, representing a decrease of $5.5 million or 32.5%. This significant decrease in the Company's revenue was mainly due to the decrease in revenue from the Company's system contracting projects, offset by the increase in the Company's revenue from the Company's product sales. The 53.0% decrease in revenue from the Company's system contracting projects was mainly attributable to the slower construction progress in the large-scale Wuhan Iron and Steel retrofitting project, where $2.4 million was recognized as revenue during this quarter. The Company's revenue from product sales continued to grow during the fourth quarter, as the Company further expanded its business in the Company's OEM product supply of linear heat detectors as well as the Company's successful execution of product sales contracts in India.

The gross margin during the fourth quarter of 2010 was 41.4%, which was lower than 48.8% during the fourth quarter of last year. This significant decrease in the Company's overall gross margin was due to the decrease in the Company's gross margins from all three of the Company's business segments during this quarter. The gross margin of the Company's system contracting projects was 29.8%, compared to 42.7% last year. This significant decrease was mainly due to the negative $1.1 million gross profit contribution during this quarter from the Capital Iron and Steel's Caofeidian Project (contract value of $32 million), where a one-time budget adjustment was accounted for due to increased installation costs and other expenses to meet the customer's stricter requirements for the final acceptance of the project. The gross margin of the Company's product sales was 58.3% during this quarter, compared to 72.4% of the same period of last year. This decrease in the gross margin of product sales was due to the contract mix during the period, as a lower percentage of self-manufactured, higher margin proprietary products were sold. The gross margin of maintenance contracts also dropped to 28.9%, compared to 43.6% last year. This was mainly attributable to the increase in the unit labor cost during the period.

Operating income for the fourth quarter of 2010 was negative $2.3 million, compared to $3.3 million for the same period last year.

Net income was negative $2.1 million for the fourth quarter of 2010, as compared to $2.9 million for the same period of 2009. As a result, GAAP fully diluted EPS was negative $0.08 in the fourth quarter of 2010, versus $0.10 in the fourth quarter of the prior year.

Liquidity and Capital Resources

As of December 31, 2010, net accounts receivable of $41.8 million decreased by $8.4 million sequentially, from $50.2 million of the end of last quarter, due to the Company's cash collection activities. The Company's working capital increased by $0.2 million to $106.5 million, up from $106.3 million at the end of the third quarter. The Company currently has no bank loans or long-term debt.

Backlog

As of December 31, 2010, the Company's total backlog was $151.3 million.  Among that backlog, the iron and steel industry was still the major vertical, contributing approximately 51.8%, while traditional power generation and nuclear power contributed approximately 4.7% and 18.7% of current backlog, respectively. International market contributed to 14.6% while the petrochemical and other verticals together represented the remaining 10.2%.

Mr. Brian Lin, Chief Executive Officer of China Fire, commented, "In spite of lower than expected revenue in the fourth quarter and the full year of 2010, I am satisfied with our business momentum and with the groundwork that we laid out over the past year. In 2010, we have signed over $170 million worth of new contracts – a new record in company's history. In addition to our continuous success in iron and steel industry, we have made significant progress in nuclear power sector, transportation sector and international markets. We have demonstrated our capabilities in penetrating into new industrial verticals by leveraging our strong brand name, excellent technical expertise and project management track records. However, the nature of our business as a total solution provider may occasionally depend on the profitability and cash position of our major customers, thereby impacting our revenue and consequently our quarterly and annual financial results. With strong visibility from the $151 million backlog and our more diversified customer base, China Fire's management team continues to be excited with our growth prospects in our core iron and steel market and other industrial sectors."

Conference Call

The Company will hold a conference call to discuss financial results at 8:00 a.m. ET today, March 16, 2011. The Company invites the participants to join the call by dialing +1-719-457-2629. To listen to the live webcast of the event, please go to http://www.chinafiresecurity.com and click on the "Investor Relations" section where conference calls are posted. Please go to the website 15 minutes prior to download and install any necessary audio software.

A replay of the call will be available from March 16, 2011 at 11:00 am Eastern Time to March 23, 2011 at 11:59 pm Eastern Time. Listeners may access the replay by dialing +1-858-384-5517, pass code: 1122561.

About China Fire & Security Group, Inc.

China Fire & Security Group, Inc. (Nasdaq:CFSG), through its wholly owned subsidiary, Sureland Industrial Fire Safety Limited ("Sureland"), is a leading total solution provider of industrial fire protection systems in China. Leveraging on its proprietary technologies, China Fire is engaged primarily in the design, manufacture, sales and maintenance services of a broad product portfolio including detectors, controllers, and fire extinguishers. Via its nationwide direct sales force, China Fire has built a solid client base including major companies in iron and steel, power, petrochemical and transportation industries throughout China. China Fire has a seasoned management team with strong focus on standards and technologies. Currently, China Fire has a comprehensive portfolio of patents covering fire detection, system control and fire extinguishing technologies. Founded in 1995, China Fire is headquartered in Beijing with about 430 employees in more than 30 sales and project offices throughout China. For more information about the Company, please go to http://www.chinafiresecurity.com .

Cautionary Statement Regarding Forward Looking Information

This presentation may contain forward-looking information about China Fire & Security Group, Inc. and its wholly owned subsidiary Sureland which are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and include discussions of strategy, statements about industry trends and China Fire & Security Group's future performance, operations and products. This and other "Risk Factors" are contained in China Fire & Security Group's public filings with the SEC.

CHINA FIRE & SECURITY GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2010 AND 2009

	December 31, 2010	December 31, 2009

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$28,151,689	$34,976,880
Restricted cash	1,935,979	1,837,134
Notes receivable	14,428,802	4,274,268
Accounts receivable, net of allowance for doubtful accounts of $8,153,727 and $6,539,787 as of December 31, 2010 and 2009, respectively	41,840,062	30,989,569
Receivables from and prepayments to related parties	2,448,066	551,792
Other receivables	792,386	368,679
Refundable bidding and system contracting project deposits	1,667,437	1,774,330
Inventories	6,713,448	5,360,520
Costs and estimated earnings in excess of billings	40,660,013	36,562,573
Employee advances	1,114,080	953,625
Prepayments and deferred expenses	10,281,292	3,397,358
Total current assets	150,033,254	121,046,728

PLANT AND EQUIPMENT, net	9,641,119	8,617,521

OTHER ASSETS:
Restricted cash - non current	7,533,407	3,602,906
Accounts receivable - retentions	2,845,559	3,463,998
Deferred expenses - non current	--	116,045
Investment in joint ventures	496,834	477,837
Intangible assets, net	985,643	1,041,156
Total other assets	11,861,443	8,701,942

Total assets	$171,535,816	$138,366,191

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Accounts payable	$7,666,967	$6,903,961
Accounts payable to related party	--	272,994
Customer deposits	3,023,329	2,182,790
Billings in excess of costs and estimated earnings	2,872,706	1,429,999
Other payables	838,413	333,121
Accrued liabilities	19,737,906	13,841,300
Taxes payable	9,416,829	9,002,470
Total current liabilities	43,556,150	33,966,635

COMMITMENTS AND CONTINGENCIES

Equity:
Common stock, $0.001 par value, 65,000,000 shares authorized, 27,855,934 and 27,595,541 shares issued and outstanding as of December 31, 2010 and 2009, respectively	27,855	27,595
Additional paid-in-capital	24,771,143	20,601,138
Contribution receivables	-27,570	--
Statutory reserves	7,147,795	7,147,795
Retained earnings	84,703,984	69,266,049
Accumulated other comprehensive income	11,349,619	7,324,237
Total shareholders' equity	127,972,826	104,366,814
Noncontrolling interest	6,840	32,742
Total equity	127,979,666	104,399,556

Total liabilities and equity	$171,535,816	$138,366,191

CHINA FIRE & SECURITY GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

	2010	2009	2008
REVENUES
System contracting projects	$59,544,090	$62,514,475	$57,101,984
Products	16,834,582	15,718,815	9,673,922
Maintenance services	3,598,010	2,947,908	2,303,213
Total revenues	79,976,682	81,181,198	69,079,119

COST OF REVENUES
System contracting projects	28,897,445	26,769,508	25,805,086
Products	7,342,962	5,589,310	2,558,844
Maintenance services	2,457,833	1,769,104	1,217,316
Total cost of revenues	38,698,240	34,127,922	29,581,246

GROSS PROFIT	41,278,442	47,053,276	39,497,873

OPERATING EXPENSES
Selling and marketing	10,135,884	8,908,697	6,434,887
General and administrative	10,822,596	8,154,801	6,680,992
Depreciation and amortization	851,036	773,907	712,269
Research and development	1,966,557	1,631,435	2,102,976
Total operating expenses	23,776,073	19,468,840	15,931,124

INCOME FROM OPERATIONS	17,502,369	27,584,436	23,566,749

OTHER INCOME (EXPENSES)
Other income, net	617,553	671,623	802,299
Interest income, net	443,063	269,081	382,227
Total other income, net	1,060,616	940,704	1,184,526

INCOME BEFORE PROVISION FOR INCOME TAXES AND
NONCONTROLLING INTEREST	18,562,985	28,525,140	24,751,275

PROVISION FOR INCOME TAXES	3,210,378	4,165,548	47,423

NET INCOME BEFORE NONCONTROLLING INTEREST	15,352,607	24,359,592	24,703,852

Less: Net loss attributable to noncontrolling interest	-85,328	-55,244	--

NET INCOME ATTRIBUTABLE TO CONTROLLING INTEREST	15,437,935	24,414,836	24,703,852

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	4,025,382	19,093	3,737,027
Comprehensive (income) loss attributable to noncontrolling interest	986	-17	--

COMPREHENSIVE INCOME	$ 19,464,303	$ 24,433,912	$ 28,440,879

BASIC EARNINGS PER SHARE
Weighted average number of shares	27,618,465	27,590,523	27,568,214
Earnings per share	$0.56	$0.88	$0.90

DILUTED EARNINGS PER SHARE
Weighted average number of shares	29,568,429	28,311,955	28,210,620
Earnings per share	$0.52	$0.86	$0.88
CONTACT: China Fire & Security Group, Inc.
         Bin Gu, Investor Relations
         Tel:   +86-10-8441-7400
         Email: ir@chinafiresecurity.com